                                                                      EXHIBIT 11

                            ACT MANUFACTURING, INC.


               Computation of Net Income (Loss) Per Common Share

                  Three Months Ended March 31, 1999 and 1998
                     (in thousands except per share data)
                                  (unaudited)

                                                            1999         1998
                                                            ----         ----
BASIC NET INCOME (LOSS) PER COMMON SHARE:
  Net income (loss) as reported..........................  $1,866      $(1,126)
  Weighted average number of common shares outstanding:
     Common Stock........................................   9,068        9,063
                                                           ------      -------
     Basic net income (loss) per common share............  $  .21      $  (.12)
                                                           ======      =======

DILUTED NET INCOME (LOSS) PER COMMON SHARE:
  Net income (loss) as reported..........................  $1,866      $(1,126)
  Weighted average number of common shares outstanding:
     Common Stock........................................   9,068        9,063
     Effect of stock options.............................     443           --
                                                           ------      -------
        Total............................................   9,511        9,063
                                                           ------      -------
     Diluted net income (loss) per common share..........  $  .20      $  (.12)
                                                           ======      =======